March 01, 2006 05:25 PM US Eastern

Savannah Bancorp Announces Opening of Harbourside Community Bank

SAVANNAH, Ga.--(BUSINESS WIRE)--March 1, 2006--The Savannah Bancorp, Inc. (NASDAQ:SAVB) announced that Harbourside Community Bank, a newly formed Federal Stock Savings Bank ("Harbourside"), opened for business today at 852 William Hilton Parkway, Hilton Head Island, South Carolina. The executive management team includes Edward J. Brown, Jr., President and CEO; Kenneth A. Maguire, Executive Vice President - Banking; and William L. Schwind, Executive Vice President - Mortgage.

"This is an exciting day for our company. Our staff has worked very hard to make Harbourside Community Bank a reality. We appreciate the strong support of our company directors, the Harbourside directors and the Hilton Head community," said G. Mike Odom, Jr., Chief Executive Officer.

"Thanks to the wonderful support of the community, we will once again be able to provide a superior level of service for both individuals and businesses. The benefit of being local enables us to provide financial services at the individual level that meets our customer's needs. We are truly blessed to have this opportunity and look forward to becoming southern Beaufort County's premier bank," said Edward J. Brown, Jr., President and CEO of Harbourside.

Harbourside has leased a newly constructed, 17,400 square foot, two story building on Highway 278, Hilton Head Island. The banking office is located on the first floor. The mortgage origination and servicing operations of Harbourside Mortgage Company, which have been transferred to the new bank, have been relocated to the second floor.

Contact

The Savannah Bancorp, Inc., Savannah

G. Mike Odom, Jr., 912-629-6486

(Fax) 912-629-6487